Exhibit 99.1

RiceBran Technologies Reports Q3 2017 Financial Results, Provides Business Updates

•	Sales growth of 6% was driven by strength in Animal Nutrition

•	Gross profit margin rate increased nearly 800 basis points to 33.1%

•	SG&A expenses reduced by over 20% year-over-year

•	Multiple actions have substantially improved balance sheet: more cash, U.S. debt virtually eliminated, and shareholders’ equity totaled over $12,000,000

•	Progress on short- and long-term strategic initiatives

•	Focus shifting to growing business and improving adjusted EBITDA performance

Sacramento, Ca. – November 9, 2017 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”), a global leader in the production and marketing of value added products derived from rice bran, announced today the Company’s financial results for the third quarter ended September 30, 2017.

“This was an active quarter for RiceBran Technologies, and I am pleased with the progress we are making in many areas,” said Dr. Robert Smith, Chief Executive Officer.  “We were able to deliver an improving sales growth rate, and our continued strategic effort to manage costs and expenses delivered demonstrable benefits.”

“During the third quarter we made substantial progress on building a stronger balance sheet for RiceBran Technologies.  The sale of our Healthy Natural business in July helped to increase our cash levels, and improved shareholders’ equity while allowing us to virtually eliminate debt in our U.S. operations,” Dr. Smith added.  “Continental Grain, a leading investor in food and agribusiness companies, invested in RiceBran Technologies in September, further boosting our balance sheet.  We are pleased with our major efforts to improve the balance sheet of the company in 2017 and we continue to evaluate exit strategies for our Nutra SA investment in Brazil.  While we remain committed to achieving further operational improvements, we are increasingly focusing management’s time on growing the business as we are confident scale will lead to a profitable RiceBran Technologies.”

Third Quarter Results

Revenue of $3,445,000 in the 2017 third quarter was up 6% from $3,249,000 in last year’s third quarter, with Animal Nutrition product revenue showing solid growth of 13%, while revenue from Food products was up 1%, hampered by weak orders from Specialty Ingredients customers.  New customer wins included the addition of a new and respected distributor, our inclusion in a new gluten-free product hitting shelves this December and our first orders from a Companion Animal customer in September.

Gross profit margin in the 2017 third quarter improved by almost 800 basis points to 33.1% from 25.1% in last year’s third quarter, with a 6% increase in production helping absorption, raw bran prices decreasing year-over-year and benefitting from an ongoing focus on reducing costs.

SG&A expenses declined over 20% in the third quarter of 2017.  Payroll was a major contributor to this, as we achieved run rate reduction over 14% in operations payroll when compared to the prior year same period.  Offsetting this comparison were large severance expenses associated with the departure of a former employee in last year’s third quarter.  Marketing expenses decreased 93% for the quarter, and travel and entertainment expenses decreased 28% from the prior year same period levels.

Our 2017 third quarter loss from operations improved to $(1,355,000) from $(2,325,000).  We reported net income to shareholders of $3,299,000 in the third quarter of 2017 compared to a loss of $(1,080,000) in last year’s third quarter.  The largest factors affecting our net income in the 2017 third quarter – excluding operating loss - were a loss of $(6,610,000) on the extinguishment of our U.S.-debt, an income tax benefit of $4,121,000 related to the accounting for the sale of Healthy Natural and income from discontinued operations, net of tax, of $6,706,000.  We reported adjusted EBITDA of $(922,000) versus $(1,228,000) in last year’s third quarter.

Balance Sheet Highlights

RiceBran Technologies ended the 2017 third quarter with cash and cash equivalents of $8,187,000 and restricted cash of $775,000, with almost all U.S.-based debt having been eliminated.  Shareholders’ equity of $12,392,000 was up from $6,860,000 on June 30, 2017, and compared to $(632,000) on December 31, 2016.  These improvements were primarily driven by the sale of Healthy Natural for $18,300,000, a private placement of 2,654,732 shares of common stock with Continental Grain for approximately $2,900,000 and the termination of roll-up rights held by the minority partner in Nutra SA that enabled the reclassification of certain warrants as equity rather than a liability.  During the quarter we also issued 103,008 shares as a result of warrant exercises and 2,111,188 shares as a result of conversions of preferred stock into common stock.  We ended the quarter with 16,551,350 shares of common stock outstanding.

Focus on Driving Growth, Improving adjusted EBITDA

“For the last nine months we focused on improving RiceBran Technologies’ financial condition and we believe that the actions implemented through the third quarter of 2017 demonstrate our progress in these efforts,” said Brent Rystrom, Chief Financial Officer. “We are now comfortable that our balance sheet is reasonably positioned to support our plans, and we remain focused on operational improvements and driving better cost and expense rates.  Most importantly, management is focused on growing this business and improving EBITDA.”

“Our goal is to start generating positive adjusted EBITDA in the next 12-24 months,” Rystrom continued.  “We believe our adjusted EBITDA run rate as we start 2018 will be near an annualized loss of $(1,500,000) to $(2,300,000) on an annual revenue run rate near $14 million.  Our analysis implies that we will need to attain an annual revenue run rate near $19 million to $22 million to achieve positive adjusted EBITDA.  The range of revenue required to do this is dependent on mix, with our Food product revenue typically carrying higher margins than revenue from Animal Nutrition products.”

Additional information will be set forth in the Company's Form 10-Q for the quarter ended September 30, 2017.

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, November 9, at 4:30 p.m. Eastern Time to discuss these results.  The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (778) 327-3988

•	Toll Free Dial-in number for US/Canada: (855) 327-6837

•	Dial-In number for international callers: (778) 327-3988

•	Participants will ask for the RiceBran Technologies Q3 2017 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=127235.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=127235.

About RiceBran Technologies

RiceBran Technologies is a food, animal nutrition, and specialty ingredient company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious food, animal nutrition and specialty ingredient products.  Our global target markets are food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding the impact of scale on its profitability, the dates of which products will be offered for sale, the sufficiency of its cash position and working capital, its use of cash, the addition of sales personnel, the divestment of its investment in Nutra SA, its business plans and its future growth, its revenue and adjusted EBITDA and the influence of revenue on adjusted EBITDA. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Richard Galterio
 (732) 410-9810
rich@ascendantpartnersllc.com

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2017 and 2016
 (Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	2017	2016	2017	2016

Revenues	$3,445	$3,249	$10,206	$9,748
Cost of goods sold	2,305	2,434	7,081	7,199
Gross profit	1,140	815	3,125	2,549
Selling, general and administrative expenses	2,495	3,140	7,428	9,428
Loss from operations	(1,355)	(2,325)	(4,303)	(6,879)
Other (expense) income:
Interest expense	(86)	(352)	(1,616)	(1,484)
Change in fair value of derivative warrant liabilities	(313)	1,166	808	314
Loss on extinguishment of debt	(6,610)	-	(8,290)	-
Loss on conversion of preferred stock	(85)	-	(85)	-
Gain on resolution of Irgovel purchase litigation	-	-	-	1,598
Other income	157	132	194	132
Other expense	(28)	-	(128)	-
Total other (expense) income	(6,965)	946	(9,117)	560
Loss before income taxes	(8,320)	(1,379)	(13,420)	(6,319)
Income tax benefit	4,121	437	5,033	1,344
Loss from continuing operations	(4,199)	(942)	(8,387)	(4,975)
Income (loss) from discontinued operations, net of tax	6,706	(608)	6,823	(4,829)
Net income (loss)	2,507	(1,550)	(1,564)	(9,804)
Less - Net loss attributable to noncontrolling interest in discontinued operations	(792)	(470)	(1,359)	(2,416)
Net income (loss) attributable to RiceBran Technologies shareholders	3,299	(1,080)	(205)	(7,388)
Less - Dividends on preferred stock, beneficial conversion feature	-	-	778	551
Net income (loss) attributable to RiceBran Technologies common shareholders	$3,299	$(1,080)	$(983)	$(7,939)

Basic earnings (loss) per common share:
Continuing operations	$(0.38)	$(0.10)	$(0.86)	$(0.60)
Discontinued operations	0.68	(0.01)	0.77	(0.26)
Basic earnings (loss) per common share - RiceBran Technologies	$0.30	$(0.11)	$(0.09)	$(0.86)

Diluted earnings (loss) per common share:
Continuing operations	$(0.38)	$(0.10)	$(0.86)	$(0.60)
Discontinued operations	0.68	(0.01)	0.77	(0.26)
Diluted earnings (loss) per common share - RiceBran Technologies	$0.30	$(0.11)	$(0.09)	$(0.86)

Weighted average number of shares outstanding:
Basic	11,129,781	9,397,255	10,644,372	9,281,942
Diluted	11,129,781	9,397,255	10,644,372	9,281,942

RiceBran Technologies
Condensed Consolidated Balance Sheets
September 30, 2017 (Unaudited) and December 31, 2016
 (in thousands, except share amounts)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$8,187	$342
Restricted cash	775	-
Accounts receivable, net of allowance for doubtful accounts of $8 and $12	1,384	1,094
Inventories	758	933
Deposits and other current assets	359	824
Current assets held for sale	2,398	4,335
Total current assets	13,861	7,528
Property and equipment, net	7,123	7,025
Intangible assets, net	135	242
Noncurrent assets held for sale	11,785	14,050
Total assets	$32,904	$28,845

LIABILITIES, TEMPORARY EQUITY AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$261	$714
Accrued salary, wages and benefits	605	496
Accrued expenses	309	1,288
Income taxes payable	268	-
Current maturities of long-term debt	19	3,063
Current liabilities held for sale	18,239	15,801
Total current liabilities	19,701	21,362
Long-term debt, less current portion	13	5,964
Derivative warrant liabilities	769	1,527
Deferred tax liability	29	29
Noncurrent liabilities held for sale	-	44
Total liabilities	20,512	28,926
Commitments and contingencies
Temporary equity
Preferred stock, Series F, convertible, 20,000,000 shares authorized, 3,000 convertible shares issued and outstanding	-	551
Total temporary equity	-	551
Equity (deficit):
Equity (deficit) attributable to RiceBran Technologies shareholders:
Preferred stock, 20,000,000 shares authorized:
Series F, convertible, 3,000 shares authorized, 499 shares issued and outstanding	92	-
Series G, convertible, 3,000 shares authorized, 1,300 shares issued and outstanding	646	-
Common stock, no par value, 50,000,000 shares authorized, 16,551,350 and 10,790,351 shares issued and outstanding	278,079	264,232
Accumulated deficit	(260,802)	(259,819)
Accumulated deficit attributable to noncontrolling interest in discontinued operation	(1,370)	(699)
Accumulated other comprehensive loss	(4,253)	(4,346)
Total equity (deficit) attributable to RiceBran Technologies shareholders	12,392	(632)
Total liabilities, temporary equity and equity (deficit)	$32,904	$28,845

USE OF NON-GAAP FINANCIAL INFORMATION

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long term cash requirement and liquidity needs. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA). Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements.

The table below contains a reconciliation of net income (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months and nine months ended September 30, 2017 and 2016.  We do not provide a reconciliation of forward-looking net income (GAAP) to Adjusted EBITDA (non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net income that are excluded from actual net income in the table below.

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the three months ended September 30 (in thousands)

	2017	2016
Net income (loss)	$(8,320)	$(1,379)
Interest expense	86	352
Depreciation & amortization	157	242
Unadjusted EBITDA	$(8,077)	$(785)
Add Back Other Items:
Change in fair value of derivative liabilities	313	(1,166)
Loss on extinguishment of debt	6,610	-
Other income/expense	(129)	(132)
Share-based compensation	250	155
Est. CEO Employment Agreement Settlement	-	700
Corporate relocation associated expenses	26	-
Other	85	-
Adjusted EBITDA	$(922)	$(1,228)

RiceBran Technologies
Adjusted EBITDA Reconciliation
For the nine months ended September 30 (in thousands)

	2017	2016
Net income (loss)	$(13,420)	$(6,319)
Interest expense	1,616	1,484
Depreciation & amortization	571	694
Unadjusted EBITDA	$(11,233)	$(4,141)
Add Back Other Items:
Change in fair value of derivative liabilities	(808)	(314)
Gain on resolution of Irgovel purchase litigation	-	(1,598)
Loss on extinguishment of debt	8,290	-
Other income/expense	(66)	(132)
Proxy contest expense	-	1,057
Share-based compensation	904	584
Est. CEO Employment Agreement Settlement	-	700
Corporate relocation associated expenses	101	-
Other	92	167
Adjusted EBITDA	$(2,720)	$(3,677)